Exhibit 99.2

Leap Therapeutics Presents DKN-01 Monotherapy Data

at AACR Virtual Special Endometrial Cancer Conference

•         Single Agent Activity Observed for DKN-01 in Recurrent Endometrial Cancer

•         Clinical Responses and Longer Progression-Free Survival in Patients with Wnt Signaling Alterations and

High Tumoral DKK1 Expression

•         Patients with Wnt Activating Mutations Demonstrated Longest Survival Outcomes

Cambridge, MA – November 9, 2020 – Leap Therapeutics, Inc. (Nasdaq:LPTX), a biotechnology company focused on developing targeted and immuno-oncology therapeutics, today announced the presentation of clinical data from its Phase 2 clinical trial of DKN-01 in patients with recurrent epithelial endometrial cancers (EEC) at the AACR Virtual Special Conference on Endometrial Cancer: New Biology Driving Research and Treatment being held November 9-10, 2020. DKN-01 is a humanized monoclonal antibody that binds to and blocks the activity of the Dickkopf-1 (DKK1) protein.

DKN-01 demonstrated single agent activity in the EEC patients treated in the study, particularly in biomarker-selected subgroups relating to DKK1 biology. Patients with a Wnt signaling alteration had a higher overall response rate (ORR), greater objective disease control rate (ODCR), and longer median overall survival (OS) compared to patients without a Wnt signaling alteration. Patients with Wnt activating mutations, a subgroup of the Wnt signaling alterations, had the longest progression-free survival (PFS) and OS of the subgroups evaluated. Wnt activating mutations are associated with higher tumoral DKK1 expression, and DKK1-high patients treated with DKN-01 monotherapy experienced a higher ORR and ODCR and longer PFS compared to DKK1-low patients.

“Pathways modulated by DKK1, such as the Wnt/Beta-catenin and PI3kinase/AKT pathways, are frequently mutated in patients with endometrial cancer, and high levels of DKK1 can both promote tumor growth and create an immunosuppressive tumor microenvironment. The DKN-01 results in endometrial cancer patients with Wnt activating mutations and high tumoral DKK1 expression continue to suggest that treatment with DKN-01 could provide clinically meaningful benefit to patients with advanced disease and few treatment options,” said Rebecca Arend, M.D., Associate Professor, Gynecologic Oncology Division, University of Alabama at Birmingham, and Associate Scientist, O’Neal Comprehensive Cancer Center.

“These DKN-01 monotherapy efficacy results are achieved with a favorable safety profile and warrant further study of DKN-01 either as a monotherapy or in combination in endometrial cancer patients with Wnt activating mutations or high levels of tumor DKK1 expression,” added Dr. Arend.

The P204 Study in Gynecologic Cancers

The P204 study is a Phase 2 basket study evaluating DKN-01 as a monotherapy or in combination with paclitaxel in patients with advanced gynecologic malignancies, including EEC, epithelial ovarian cancer (EOC), and carcinosarcoma. Data being presented at the AACR Virtual Special Endometrial Cancer Conference pertain to DKN-01 as monotherapy in EEC patients. The primary endpoint of the P204 study is ORR, and secondary endpoints include ODCR, PFS, and OS in patients with recurrent EEC, EOC, or carcinosarcoma. Tumoral DKK1 expression was determined retrospectively by RNAscope® chromogenic in situ hybridization and correlated with clinical outcomes.

Key Findings from the P204 Study

Twenty-nine EEC patients were enrolled in the DKN-01 monotherapy group, over 75% of whom had experienced three or more prior lines of therapy. Of those patients, 26 were evaluable for response. Three important biomarker-selected subgroups were the focus of the data presentation:

•	Patients with Wnt Signaling Alterations: In the group of 20 patients with a Wnt signaling alteration, one patient (5%) has an ongoing complete response, one patient (5%) had a partial response (PR), eight patients (40%) had a best response of stable disease (SD), and 10 patients (50%) had progressive disease (PD), representing an ORR of 10% and a ODCR of 50%. In the group of six patients without any Wnt signaling alterations, one patient (16.7%) had a best response of SD and five patients (83.3%) had PD. The patients with a Wnt signaling alteration experienced PFS of 1.9 months and OS of 15.1 months, compared to the patients without a Wnt signaling alteration who experienced PFS of 1.8 months and OS of 8.4 months.

•	Patients with Wnt Activating Mutations: The nine patients with a Wnt activating mutation experienced PFS of 5.5 months and had not reached a median OS, compared to the 20 patients without a Wnt activating mutation who experienced PFS of 1.8 months and OS of 12.2 months.

•	Patients expressing high tumor levels of DKK1: Tumoral DKK1 expression data was available for 19 EEC patients treated with DKN-01 monotherapy. In the group of seven patients with DKK1-high tumors, one patient (14.3%) had a PR, three patients (42.9%) had SD, and 3 patients (42.9%) had PD, representing an ORR of 14.3% and a ODCR of 57.1%. In the group of 12 patients with DKK1-low tumors, one patient (8.3%) had SD and 11 patients (91.7%) had PD. The DKK1-high patients experienced PFS of 3.0 months, compared to the DKK1-low patients who experienced PFS of 1.8 months.

About DKN-01

DKN-01 is a humanized monoclonal antibody that binds to and blocks the activity of the Dickkopf-1 (DKK1) protein, a modulator of Wnt/Beta-catenin signaling, a signaling pathway frequently implicated in tumorigenesis and suppressing the immune system. DKK1 has an important role in tumor cell signaling and in mediating an immuno-suppressive tumor microenvironment through enhancing the activity of myeloid-derived suppressor cells and downregulating NK ligands on tumor cells. The U.S. Food and Drug Administration has granted Orphan Drug Designation for the treatment of gastric and gastroesophageal junction cancer and Fast Track Designation in combination with tislelizumab for the treatment of patients with gastric and gastroesophageal junction adenocarcinoma whose tumors express high DKK1 protein, following disease progression on or after prior fluoropyrimidine- and platinum- containing chemotherapy and if appropriate, human epidermal receptor growth factor (HER2)/neu-targeted therapy.

About Leap Therapeutics

Leap Therapeutics (Nasdaq:LPTX) is focused on developing targeted and immuno-oncology therapeutics. Leap's most advanced clinical candidate, DKN-01, is a humanized monoclonal antibody targeting the Dickkopf-1 (DKK1) protein, a Wnt pathway modulator. DKN-01 is in clinical trials in patients with esophagogastric, hepatobiliary, gynecologic, and prostate cancers. Leap has formed a strategic partnership with BeiGene, Ltd. for the rights to develop DKN-01 in Asia (excluding Japan), Australia, and New Zealand. For more information about Leap Therapeutics, visit http://www.leaptx.com or our public filings with the SEC that are available via EDGAR at http://www.sec.gov or via https://investors.leaptx.com/ .

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements include statements regarding expectations with respect to the development and advancement of DKN-01, including the initiation, timing and design of future studies, enrollment in future studies, potential for the receipt of future option exercise, milestones or royalty payments from BeiGene, and other future expectations, plans and prospects. Although Leap believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from our expectations. Such risks and uncertainties include, but are not limited to: that the initiation, conduct, and completion of clinical trials, laboratory operations, manufacturing campaigns, and other studies may be delayed, adversely affected, or impacted by COVID-19 related issues, the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; the outcome, cost, and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our drug product candidates; the size and growth potential of the markets for our drug product candidates; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially will be included in Leap Therapeutics' periodic filings with the SEC, including Leap's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on March 16, 2020. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

RNAscope® is a registered trademark of Advanced Cell Diagnostics, Inc., Newark, CA, USA.

CONTACT:

Douglas E. Onsi

President and CEO

Leap Therapeutics, Inc.

617-714-0360

donsi@leaptx.com

Heather Savelle

Investor Relations

Argot Partners

212-600-1902

heather@argotpartners.com